Exhibit 10.8

FHLBANK San Francisco
2011 Executive Performance Unit Plan
Summary Description

PLAN PURPOSE
To optimize the Bank’s performance in accomplishing Board-approved goals.

PLAN OBJECTIVES
To motivate key executives to position the Bank to exceed specified long-term Bank goals that directly support the business plan and long-term strategic plan. To attract and retain outstanding executives by providing a competitive total compensation program, including a cash-based long-term incentive reward opportunity tied to the performance of the Bank against specified performance measures.

PARTICIPANTS
Participants are key executives whose performance has a major impact on the Bank’s success. Participants are the incumbents in the Bank’s senior officer positions, including:

President
Executive Vice President
Senior Vice Presidents (excluding the Senior Vice President, Director of Internal Audit – participates in the Audit Performance Unit Plan)

PERFORMANCE PERIOD
The Executive Performance Unit Plan (EPUP) pays incentive awards related to the achievement of Bank performance over a three-year performance period. The 2011 EPUP is effective January 1, 2011, and is based on performance from January 1, 2011 through December 31, 2013.

PERFORMANCE METRICS
Performance metrics balance financial, member, and risk management objectives, focusing on achievement of Adjusted Return on Capital Spread and Risk Management goals. Adjusted Return on Capital Spread will be weighted 30% and Risk Management will be weighted 70%. Target performance levels reflect long-term performance expectations. Unlike the President’s Incentive Plan (PIP) and Executive Incentive Plan (EIP), participants do not have an individual goal under the EPUP.

1.
3-Year Average Adjusted Return on Capital Spread: Adjusted Return on Capital Spread is the primary measure the Bank uses to determine total rate of return to shareholders. The target Adjusted Return on Capital Spread has been set at 1.74% and represents the projected average for the performance period (January 1, 2011 through December 31, 2013). The target Adjusted Return on Capital Spread is consistent with the Bank’s Strategic Plan forecast and reflects the Bank’s continued mission-consistent focus on member’s mortgage finance business. Threshold (75% of plan) Adjusted Return on Capital Spread has been set at 1.49%, 150% of target has been set at 2.24% and 200% of target has been set at 2.74%.

2.
3-Year Average Risk Management: Risk Management is based on the 3-year average of the actual Risk Management goal achievement levels under the 2011, 2012, and 2013 annual incentive plans, and will be set at the end of the performance period.

Actual achievement of Bank goals is subject to adjustment for changes resulting from movements in interest rates, changes in financial strategies or policies, any significant change in Bank membership, as well as other factors determined by the Board. Variances to plan from OTTI and dividend benchmark excluded from performance measurement.

EPUP ACHIEVEMENT MEASURES
The Executive Performance Unit Plan rewards four levels of performance achievement, as follows:

Achievement Level	Measure Definition
Threshold (75%)	Minimum level of performance that must be achieved for awards to be paid.
Target (100%)	Performance that is expected under the Bank’s Plan.
150% of Target	An optimistic achievement level that exceeds levels forecasted from expected business.
200% of Target	The most optimistic achievement level that far exceeds levels forecasted from expected business.

AWARD DETERMINATION
An award is calculated and paid in whole or part at the end of the 2011 plan term (during the first quarter of 2014). Awards earned are based on the level at which the 3-year performance goals have been achieved. Final awards may be prorated for participants promoted or hired into an eligible position during the performance period, and for participants who take a leave of absence during the performance period. Target payouts for the January 1, 2011 through December 31, 2013, performance period are presented on the following page. Note that the percentages of award opportunity provided below are not the award percentages of base salary. See the formula on the next page for payout percentages.

Adjusted Return on Capital Spread Goal (3-Year Average)			Risk Management Goal (3-Year Average)[1]
		% of Award Opportunity			% of Award Opportunity
Threshold	1.49%	15%	Threshold	Average of 3-Year Achievement	35%
Target	1.74%	30%	Target		70%
150% of Target	2.24%	45%	150% of Target		105%
200% of Target	2.74%	60%	200% of Target		140%
[1] Measured by 3-year achievement levels of Risk Management Goal under the respective STIPs.

Performance below the threshold achievement level for either measure normally will not result in an incentive award.
The Board of Directors has full discretion to modify any and all incentive payments. Modifications may be made, but are not limited to the following circumstances, if errors or omissions result in material revisions to the Bank’s financial results, if information submitted to a regulatory or a reporting agency is untimely, or if the Bank does not make appropriate progress in the timely remediation of examination, monitoring, or other supervisory findings and matters requiring attention.

AWARD OPPORTUNITY
Individual EPUP targets for each plan year are established annually for each participant at the beginning of each calendar year. Target award levels are stated below as a percentage of the February 1st base salary at the beginning of the performance period.

Award Range Scale (some % rounded)
2011 Plan Year – EPUP Payout as % of 2011 Base Salary (as of February 1st)

Position Level	Threshold[1]	Target[2]	150% of Target[3]	200% of Target[4]
President	25%	50%	75.0%	100%
Executive Vice President	20%	40%	60.0%	80%
Senior Vice Presidents	18%	35%	52.5%	70%

Notes:
1 – 50% of target payout; based on achieving 1.49% Adjusted Return on Capital Spread and the 3-year average of the actual risk management achievement levels during the period.
2 – 100% of target payout; based on achieving 1.74% Adjusted Return on Capital Spread and the 3-year average of the actual risk management achievement levels during the period.
3 – 150% of target payout; based on achieving 2.24% Adjusted Return on Capital Spread and the 3-year average of the actual risk management achievement levels during the period.
4 – 200% of target payout; based on achieving 2.74% Adjusted Return on Capital Spread and the 3-year average of the actual risk management achievement levels during the period.

Awards will be considered by the Board of Directors at the end of the 3-year performance period (during the first quarter of 2014) and are to be paid to participants in cash.

Example of how award would be calculated for a Senior Vice President for 2011 EPUP

(70% weight) 3-yr. Average Risk Management Level Achieved: (200% of Target)	Percent of Target Payout: 170%	2011 Base Salary	Target EPUP Payout (% of Base Salary)	Payout % Based on Performance	EPUP Payment paid Q1 2014
(30% weight) 3-yr. Average Adjusted Return on Capital Spread Achieved: (Maximum or 100%)		$330,000 X	35% X	170% =	$196,350

Payments under this plan are subject to approval by the Board of Directors. To be eligible for the Executive Performance Unit Plan payment, participants must be employed with the Bank through the end of the 3-year performance period, except in the case of a voluntary normal retirement, a qualified long-term disability, or death. EPUP awards will be prorated for participants in position less than a full plan term, including participants who have a leave of absence greater than one month during the plan term. Any awards will be distributed as soon as administratively possible following the effective date of Board approval. All compensation and incentive plans are subject to review and revision at the Bank’s discretion. Such plans are reviewed regularly to ensure they are competitive and equitable. Executive Officer compensation and benefit programs are subject to Federal Housing Finance Agency review and oversight, and payments made under such programs may be subject to the Agency's approval under applicable laws and regulations in effect from time to time.

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